EXHIBIT 12
                                                                      ----------


                      FORTUNE BRANDS, INC. AND SUBSIDIARIES

         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)

                                                                                                                       Nine Months
                                                                                                                          Ended
                                                                      Years Ended December 31,                        September 30,
                                                    ---------------------------------------------------------------    ----------
                                                    1993           1994          1995          1996           1997          1998
                                                    ----           ----          ----          ----           ----          ----
Earnings Available:
   Income from continuing operations
     before income taxes, minority
     interest and extraordinary items.........    $249.9         $ 43.4        $358.9        $340.1         $145.2        $350.3

   Less: Excess of earnings over
               dividends of less than
               fifty percent owned
               companies......................       0.1              -           0.2           0.2            0.2           0.2
         Capitalized interest.................       0.3            0.2             -           0.3              -             -
                                                  ------         ------        ------        ------         ------        ------
                                                   249.5           43.2         358.7         339.6          145.0         350.1
                                                  ======         ======        ======        ======         ======        ======


Fixed Charges:

   Interest expense (including
     capitalized interest) and
     amortization of debt discount
     and expenses.............................     200.5          184.6         147.1         172.6          122.4          78.6
   Portion of rentals representative
     of an interest factor....................      11.9           12.8          13.5          15.1           14.7          13.6
                                                  ------         ------        ------        ------         ------        ------
           Total Fixed Charges................     212.4          197.4         160.6         187.7          137.1          92.2
                                                  ------         ------        ------        ------         ------        ------
           Total Earnings Available...........    $461.9         $240.6        $519.3        $527.3         $282.1        $442.3
                                                  ======         ======        ======        ======         ======        ======
Ratio of Earnings to Fixed Charges............      2.17           1.22          3.23          2.81           2.06          4.80
                                                    ====           ====          ====          ====           ====          ====


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